Exhibit 99.2

PREMIER PARTICIPANTS:

Michael J. Alkire, President & CEO

Craig McKasson, Chief Financial & Administrative Officer

Angie McCabe, Vice President, Investor Relations

OPERATOR: Good morning and welcome to Premier’s Fiscal 2023 Third Quarter Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note this event is being recorded. I would now like to turn the conference over to Angie McCabe, Vice President, Investor Relations. Please go ahead.

ANGIE MCCABE

Vice President, Investor Relations, Premier, Inc.

Thank you.

Welcome to Premier’s Fiscal 2023 Third Quarter Conference Call. Our speakers this morning are:

Mike Alkire – Premier’s President and CEO; and

Craig McKasson – our Chief Administrative and Financial Officer.

Before we get started, I want to remind everyone that our earnings release, and the supplemental slides accompanying this conference call, are available in the Investors section of our website at: investors.premierinc.com.

Please be advised that management’s remarks today contain certain forward-looking statements and actual results could differ materially from those discussed today. These forward-looking statements speak as-of today, and we undertake no obligation to update them.

Factors that might affect future results are discussed in our filings with the SEC, including our most recent Form 10-K and our Form 10-Q for the quarter, which we expect to file soon. We encourage you to review these detailed safe harbor and risk factor disclosures.

Also, where appropriate, we will refer to “adjusted” or other non-GAAP financial measures, such as “free cash flow,” to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation, and in our earnings Form 8-K, which we expect to furnish to the SEC soon.

I will now turn the call over to Mike Alkire. Mike?

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MIKE ALKIRE:

President & CEO

Thank you, Angie. Good morning, everyone, and thank you for joining us today.

Earlier this morning, we reported fiscal 2023 third quarter results and provided an update to our fiscal 2023 guidance. Our third quarter results and revised full year guidance largely reflect three factors:

•	One, our progress in advancing our longer-term strategy;

•	Two, an ongoing impact from macroeconomic headwinds; and

•	Three, healthcare market dynamics.

Today, I’ll share some highlights from the third quarter, and then Craig will provide details on our financial and operational results and revised fiscal 2023 guidance.

As a purpose-driven healthcare company, we remain steadfast in supporting our member healthcare providers and other customers as they continue to navigate the current environment, largely characterized by labor challenges, supply chain disruptions, inflation and rising interest rates.

We also continue to focus on advancing our longer-term strategy and reinforcing our competitive position in the market. Our business is built on a solid foundation, and we believe we are uniquely positioned in the market through:

•	One, our ability to identify and predict innovation catalysts using our vast dataset;

•	Two, our ability to deliver solutions to those catalysts in the market with AI-enabled technology, services and programs; and

•	Three, our ability to scale by leveraging the power of the Premier Alliance.

In the third quarter, our Performance Services segment produced nine% quarter-over-quarter revenue growth. Within this segment, our AI-enabled technology and services platform is driving efficiency and scale for our healthcare provider members and other customers.

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Top-line growth in this segment reflects our progress in further diversifying our revenue mix and expanding into new customer bases by leveraging our unique combination of member relationships, integrated analytics, and other wrap-around services to further penetrate markets that are adjacent to our core healthcare provider business. Through our adjacent markets businesses, we are also partnering with life sciences, payers, self-insured employer customers and other healthcare products and service suppliers to deliver high-quality, more effective healthcare. Collectively, our adjacent markets businesses produced strong quarter-over-quarter growth and remain on track to grow 30% to 40% this fiscal year.

Contigo Health, our direct-to-provider and direct-to-employer health plan benefits platform which includes our provider network, Centers of Excellence and third-party administrator and provider-sponsored health plan solutions, is making solid progress integrating our recently acquired provider-network assets. We recently formally launched ConfigureNet, our out-of-network wrap offering built from these acquired contracts with more than 900,000 providers across 4.1 million locations. While it’s still early, ConfigureNet is beginning to gain traction in the market, and I am pleased to report that we have signed several new ConfigureNet customers over the past several months.

Contigo Health’s customer base and pipeline of opportunities include provider-sponsored health plans and Fortune 50 and other large, self-insured employers. We believe this business is well positioned to expand into self-funded employer health plans across the U.S. by offering a differentiated solution that better manages healthcare costs for employers and their health plan members.

Turning now to our Supply Chain Services business, in the third quarter, our group purchasing organization business performed in line with our expectations, with our non-acute, or Continuum of Care, GPO producing mid-single digit growth. Our direct sourcing business continues to be impacted by excess market supply and high member inventory levels which contribute to lower demand and pricing.

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We, along with our healthcare provider and supplier partners, continue to focus on building a more resilient supply chain. As part of our ongoing effort to geographically diversify sources of production across a broader set of products, we recently announced a joint venture and the subsequent grand opening of a new domestic manufacturing facility to manufacture incontinence products in Virginia. We expect this and our other partnerships to contribute to more sustainable and secure production of vital, domestically produced healthcare products. We believe this will help drive less dependence on unpredictable markets and strengthen Premier’s overall value proposition by further supporting our members, including the more than 4,400 U.S. hospitals and health systems and over 250,000 providers and other organizations.

Before I turn the call over to Craig, and as we wrap up fiscal 2023, I want to acknowledge the continued dedication and efforts of our employees in advancing Premier’s strategy and focusing on our mission to improve the health of our communities.

In summary, we remain focused on executing our longer-term strategy by partnering with our members and other customers to deliver innovative, scalable solutions that we believe help solve some of healthcare’s biggest challenges and create value for our stakeholders. We will continue to help providers and other customers navigate current macro-economic headwinds and other market dynamics through novel, technology-enabled solutions designed to lower costs and improve healthcare and the quality of life for patients.

I’ll now turn the call over to Craig for a more detailed discussion of our third quarter results and revised fiscal 2023 financial guidance.

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CRAIG MCKASSON:

Chief Financial & Administrative Officer

Thanks, Mike.

For the third quarter of 2023 and as compared with the same period a year ago, our results were:

•	Total net revenue of $322.2 million, a decrease of 7%;

•	Supply Chain Services segment revenue of $216.7 million, a decrease of 14%; and

•	Performance Services segment revenue of $105.6 million, an increase of 9%.

In our Supply Chain Services segment, net administrative fees revenue was flat compared with the year-ago quarter driven by mid-single digit growth in our non-acute, or “Continuum of Care,” group purchasing business where we continue to focus on technology enablement to create greater efficiencies for our members while also channeling incremental member spend through our GPO portfolio. The growth in our Continuum of Care GPO business was offset primarily by the following factors within our acute GPO business:

•	First, the continued normalization of demand and pricing across certain categories, including pharmacy, diagnostics, staffing and personal protective equipment, or PPE;

•	Second, continued regional variation in patient utilization trends affecting member purchasing; and

•	Third, a slight increase in aggregate blended member fee share due to current market dynamics including the impact from consolidation of certain member health systems.

Within both our acute and Continuum of Care GPO portfolios, the food category produced another consecutive quarter of strong growth, primarily driven by increases in volume and the impact of inflation, which was partially offset by the continued normalization of demand and pricing across the other categories previously mentioned. Direct sourcing products revenue declined from the third quarter of fiscal 2022 which included the effect of higher prices and incremental purchases of PPE and other high-demand supplies as a result of the COVID-19 pandemic. This business continues to be impacted by excess market supply and member inventory levels of certain products which resulted in lower demand and pricing. We continue to see ongoing demand for other products, such as topical skin adhesives and IV safety catheters and are expanding our product portfolio and driving increased member adoption to mitigate current market conditions.

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In our Performance Services segment, revenue increased 9% compared with last year’s third quarter primarily due to growth in our consulting services and certain of our adjacent markets businesses, including contributions from Contigo Health’s acquisition of TRPN assets in October 2022. As Mike stated earlier, we continue to expect revenue from our adjacent markets businesses to grow 30% to 40% on a combined basis in fiscal 2023 compared with fiscal 2022. Turning to profitability, GAAP net income was $48.6 million for the quarter.

Adjusted EBITDA increased 5% from the prior year period and primarily reflects two factors. First, an increase in Supply Chain Services adjusted EBITDA, which was mainly due to lower performance-related compensation expense, lower logistics costs in our direct sourcing business, and higher equity earnings related to certain of our minority investments in domestic manufacturing. These items were partially offset by restructuring expenses from our previously announced cost-savings plan that was implemented in the quarter. The increase in Supply Chain Services adjusted EBITDA was partially offset by a quarter-over-quarter decline in Performance Services adjusted EBITDA which was mainly due to higher headcount-related expenses in some of our growing adjacent markets businesses compared with the prior year period as well as restructuring expenses associated with the cost-savings plan. These items were partially offset by profitability associated with revenue growth in our PINC AI and Contigo Health businesses as well as lower performance-related compensation expense.

Compared with the year ago quarter, adjusted net income and adjusted earnings per share each increased 2%, primarily as a result of the same items that impacted adjusted EBITDA and partially offset by an increase in the effective tax rate in fiscal 2023 compared with fiscal 2022. From a liquidity and balance sheet perspective, cash flow from operations for the nine months ended March 31, 2023 of $331.2 million, decreased compared with the prior year period primarily due to: one, a decrease in cash receipts from members and other customers compared with the prior year period in which there was higher direct sourcing products revenue as a result of the impact from the COVID-19 pandemic; and two, an increase in revenue share paid to members in the current-year period.

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These items were partially offset by a decrease in inventory purchases compared with the year ago period as well as lower operating expenses driven by the Company’s cost-savings plan implemented in the third quarter of fiscal 2023. In addition, net operating cash flows increased due to higher cash receipts primarily due to dividends from one of our minority investments.

Free cash flow for the nine months year to date in fiscal 2023 was $199.5 million compared with $201.9 million for the same period a year ago. The decrease was primarily due to the same factors that impacted cash flow from operations, partially offset by lower purchases of property and equipment, namely our internally developed software and purchased hardware, compared with the prior year period due to the timing of projects and purchases. For fiscal 2023, we continue to expect free cash flow of approximately 45% to 55% of adjusted EBITDA.

Cash and cash equivalents totaled $91.5 million as of March 31, 2023, compared with $86.1 million as of June 30, 2022. We ended the quarter with an outstanding balance of $235 million on our five-year, $1.0 billion revolving credit facility, of which $60 million was repaid in April.

During the first nine months of fiscal 2023, we paid quarterly cash dividends to stockholders totaling $75.2 million. Recently, our Board of Directors declared a dividend of $0.21 per share, payable on June 15, 2023, to stockholders of record as of June 1st.

Now, turning to our revised fiscal 2023 outlook and guidance, based on our performance in the first nine months of this fiscal year, our current visibility into the macro environment and market dynamics, and our expectations for the remainder of the fiscal year, we are making the following updates to our fiscal 2023 guidance ranges:

•	We are lowering Supply Chain Services net revenue to a range of $895 million to $925 million.

•

This decrease is due to our revised outlook for our direct sourcing products business of $250 million to $265 million, reflecting the ongoing impact of excess market supply and member inventory levels, and lower revenues than we previously anticipated due to delays in new domestic manufacturing capabilities for isolation gowns and exam gloves.

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Consistent with the guidance we provided last quarter, we continue to expect GPO net administrative fees revenue of $600 million to $620 million.

•

We are lowering Performance Services net revenue to a range of $440 million to $460 million. While the overall business continues to have a strong pipeline of opportunities, we are seeing, to some degree, some softening in demand and delayed decision making for some of our more comprehensive enterprise license and consulting services engagements, largely due to the current macro environment. While we believe there is a continued need for these innovative solutions in the longer term, we think it is prudent to take a more cautious view in the nearer term.

•	As a result of the changes to segment level revenue guidance, we now expect total net revenue to be in a range of $1.34 to $1.39 billion in fiscal 2023.

•

We are revising our adjusted EBITDA guidance to a range of $490 to $510 million and adjusted earnings per share to a range of $2.43 to $2.55. This is primarily due to the changes to our revenue guidance as well as the result of Premier entering into an amended agreement with FFF Enterprises where we received a preference on any future liquidation of that business. As a result of this new liquidation preference, our 49% ownership interest is now considered preferred equity rather than common stock interest, resulting in a change in the accounting methodology where we will no longer recognize our proportionate share of quarterly equity earnings, which we had historically included in adjusted EBITDA and adjusted earnings per share. This change is expected to result in an approximate $0.02 to $0.04 per share impact on our fiscal 2023 earnings per share. Importantly, it will not have an impact on cash flow.

While we are disappointed that we are bringing down our fiscal 2023 guidance, especially since we implemented the cost-savings plan in the third quarter to help mitigate some of the macro-related headwinds impacting our business, we remain focused on executing our long-term strategy to create value for our stakeholders. Our business is stable and resilient, built on a solid foundation with significant cash flow generation and a strong, flexible balance sheet, and importantly, supported by highly engaged employees dedicated to our mission to improve the health of communities.

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We appreciate your time today and will now open the call for questions.

OPERATOR: We will now begin the question-and-answer session. [Operator Instructions] At this time, we will pause momentarily to assemble our roster. The first question comes from Kevin Caliendo with UBS. Please go ahead.

QUESTION:

Kevin Caliendo: Thanks for taking my call, so soon. I’d say, I believe you previously had said that the destocking trend would normalize in a couple of quarters, I think it was the actual language you used. Is the expectation still the same? Has anything really changed much or was this just like a magnitude issue that caused this?

ANSWER:

Michael J. Alkire: I think in general, what we’re still seeing just excess inventory levels within the health systems and they’re continuing to bleed through this. So, I still think, obviously, this has got to normalize at some point in time. We’re still guessing that this probably is out a couple of quarters, but we’re just watching how these inventories are being utilized in the short term.

Craig S. McKasson: Yes. And this is Craig. The only thing I’d add is that it is specific to some of the core commodity products, think gowns and gloves that were stocked up very heavily during the pandemic and which the direct sourcing business has its primary business in. It does vary, but certainly we believe it will continue to take a couple of quarters to kind of push itself all the way up.

QUESTION:

Kevin Caliendo: And a quick follow up within SI&P, maybe can you speak to the demand across categories? Is there excess supply within specific areas of PPE or supplies versus others?

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ANSWER:

Michael J. Alkire: In general, I would just say that you still see excess supply in the gloves and the gowns. But you could generalize, Kevin, and say that it’s across all the categories.

QUESTION:

Kevin Caliendo: Okay. Thanks so much.

OPERATOR: The next question comes from Michael Cherny with Bank of America. Please go ahead.

QUESTION:

Michael Cherny: Good morning. Thanks for taking the question. Maybe if I can just ask one on the GPO side, it seems like this quarter has been all about improving utilization. We see that from the health systems you service, and we’ve seen it from very different medical device product manufacturers that you work with. How do you think about that trajectory of what you’re seeing, what your customer base is seeing on the utilization side, both inpatient and Continuum of Care, especially as it sets you up for the remainder of this calendar year and what may be or may not be included in some initial fiscal 2024 jumping off points?

ANSWER:

Michael J. Alkire: Yes. So, this is Mike. I’ll start. So, just consistent with what we saw last quarter, utilization varies by geography and some have not seen the full return to pre-pandemic levels. I think it’s incredibly geographically oriented. You see in areas like Florida and Texas, that we’re seeing great growth and they’re doing very, very well. And then you see other areas, maybe in the upper Midwest and those areas where the economy is not growing quite as fast, that you still don’t see the growth. And so again, I think it’s lumpy. I also think when you have larger populations areas versus more rural population areas, you’re seeing a difference between how those parts of the country are coming back from a utilization standpoint.

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I was literally out with executives at some very, very large health systems that span geographies, and even they are saying, ‘Look across our entire business, we’re seeing exactly what you’re seeing. We’re seeing that in our higher growth markets that from a population standpoint, we’re seeing the recovery happening, and then in those other areas, we’re not.’

QUESTION:

Michael Cherny: And if I can just ask one follow up and just a technical question. Can you remind us Continuum of Care side of the administrative fees? What is that as a percent of the total?

ANSWER:

Craig S. McKasson: The Continuum of Care represents approximately 40% of our total GPO today, Michael.

QUESTION:

Michael Cherny: Got it. Thanks, Craig.

OPERATOR: The next question comes from Tiffany Yuan representing Steve Valiquette with Barclays. Please go ahead.

QUESTION:

Tiffany Yuan: Hi. Thanks for taking the question. I think on Performance Services last quarter, in response to the softer demand dynamics you were seeing for Remitra, you announced a handful of new marketing efforts. I was wondering if you could give us an update on those efforts and maybe just any changes overall to the sales or marketing approach across all of Performance Services in order to firm up the sell side in response to what you’re seeing in the market?

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ANSWER:

Michael J. Alkire: Yes. So let me hit Remitra first and then I’ll talk in general about Performance Services. So, with Remitra, obviously, we’re continuing to build out our business-to-business infrastructure, which, as we’ve described in the past, really allows for both AR and AP payment automation. We think it is a very underserved part of the market. We think it’s an opportunity to automate some functions within our healthcare systems that need to be automated and drive significant efficiencies. So, since our last call, we’ve been out having conversations with both suppliers as well as our members talking about the value of the offering, getting their feedback and those kinds of things in terms of what it is from a product standpoint and that will drive the most amount of value. So, we’re going to continue to go down that path. We think that this is a program that is incredibly important for our business and just as importantly, it’s incredibly important for the healthcare systems as they’re struggling in many cases with the headwinds associated with labor and other things. As it relates to a couple of different parts of Performance Services, our enterprise licenses still see a very, very strong pipeline of enterprise licenses, as our healthcare systems are continuing to need capabilities to help them manage through a very difficult environment. So, with technology and the wraparound services and those kinds of things, we see a still very, very strong pipeline. With our life sciences business, we’re still seeing, again, great pipeline in the life sciences business and we’re really excited about some of the opportunities that we’re embarking upon in that part of the business as well.

Craig S. McKasson: Yes. The only color that I would add to that, as I think part of your question was around sort of how are we approaching sales and marketing, and I think consistent with what we’ve said previously, given the extreme financial duress that a lot of these healthcare providers are under, we are continuing to try and articulate a short-term value proposition to evidence why they should make the investment in certain performance improvement capabilities in order to try and get the sales in place so that they can actually improve their performance and it can help us get the revenue growth that we’re looking to achieve.

QUESTION:

Tiffany Yuan: Got it. Thanks.

OPERATOR: The next question comes from Eric Coldwell with Baird. Please go ahead.

QUESTION:

Eric Coldwell: Thank you. On the GPO member fee share that was mentioned, I guess I can understand the impact of client consolidation on average fees, but I’m not as clear on why the macro environment was also cited as a reason for higher revenue share. What was the concept there?

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ANSWER:

Craig S. McKasson: Yes. This is Craig. Thanks for the question, Eric. We’re operating in a challenging environment, as you know, with labor challenges, supply chain disruptions, inflation, rising interest rates, etc., that’s putting an unprecedented cost pressure on these health systems. So as we think about recruiting new ones, as we think about the retention of ones that do have contracts coming up in the ordinary course, we are in some cases seeing more pressure for fee share because they are looking to actually improve their financial performance in any possible way that they can in the short term. And so that is having a bearing on fee share in the current period.

QUESTION:

Eric Coldwell: On adjacent markets, is there any chance you could parse out the varying growth in the quarter between your legacy healthcare provider revenue and your adjacent markets? I’m trying to get a sense on what adjacent markets actually grew this quarter. I think last quarter was in the lower 20s and you’re citing 30 to 40 for the year so the assumption is that business had to do a little better on a growth rate this quarter. But I’d like to get your thoughts here.

ANSWER:

Craig S. McKasson: Yes. Your assumption is correct. For the third quarter, the business we had really strong growth in was Contigo Health and the Applied Sciences business in particular. But overall, we are, as we said, validating to hit the 30% to 40% on a full year basis and did hit in, I’d say, the mid-20s in the adjacent markets with sort of mid-single digit growth in the provider market.

QUESTION:

Eric Coldwell: Okay. And then last one on the JVs: Honeywell and DeRoyal. I know last quarter both of those were cited as running behind launch schedule. Sounds like that is still happening. What is the update on those facilities, why are they delayed and when do you expect them to, I guess, become, I don’t know if the right word is, productive but functioning at the level you’ve anticipated?

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ANSWER:

Craig S. McKasson: Yes. So I think issues you can expect, when you’re setting up new lines of production, particularly new facilities and for new complex manufacturing processes, in the case of the DeRoyal gown manufacturing, that is a brand new, fully automated assembly line. It was being developed from scratch at a time when supply chain disruptions were affecting lots of organizations and people so it did take longer than we had anticipated initially to get the actual assembly line in place and operational and then given the new automation. There were quality control checks to ensure that the products were actually meeting all the expectations as they were coming off the line. So there were delays by a number of months versus what we had originally anticipated as a result of that. They are now coming off the lines and so that part is moving forward. Relative to Honeywell, similarly, there have been delays in certain of the facilities that they were looking to manufacture. They have pivoted to other facilities to get production, but it’s not at the capacity and level that was originally anticipated and expected according to the timelines and the plans that we had. They are operating now, Eric, but not at the magnitude and level that was originally expected and then those delays, and we are also working a little bit through some of the excess inventory in those product categories that we’ve talked about as well, impacting the level of growth in those businesses.

QUESTION:

Eric Coldwell: Got it. Thank you very much.

OPERATOR: The next question comes from Richard Close with Canaccord Genuity. Please go ahead.

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QUESTION:

Richard Close: Thanks for the questions. Craig, can you maybe just go into the softening demand on the consulting and license, just a little bit more details there, what changed from the second quarter to this quarter? And then you just mentioned a focus on, I guess it was short term ROI selling, I guess services and products focused on that. If you could just provide a little bit more detail specifically what you’re talking about on that front from a services and products standpoint?

ANSWER:

Craig S. McKasson: Sure. I’ll start and then Mike can add any color as he deems appropriate. Relative to changes in Performance Services, I think the financial pressures that the healthcare systems are facing are only continuing to increase longer term. They have the labor challenges and disruptions that are continuing to put pressure on them. So we are seeing some softening in terms of the willingness to close as quickly on some of the engagements as we had anticipated we were going to see, given some of the history we saw. For example, back in the second quarter when we had a very strong performance quarter with enterprise licenses and those engagements are taking longer to get through the funnel. As Mike indicated, we do still have a good pipeline, but it’s just that they’re not closing at the same pace as we had anticipated last quarter when we were providing our results. From a standpoint of what I was talking about with the short term, it’s really about how can you quantify the return on investment quickly, so that the investment in the consulting project or the technology can be quickly realized by the provider in terms of recognition. So, it is really as opposed to making an investment today and seeing a return 18 months, 24 months from now, it’s how do we positioned to really drive optimization from either a labor workforce standpoint or a service line standpoint, et cetera, so that they get those benefits more quickly. But Mike, I don’t know if there’s things you would add to that.

Michael J. Alkire: No. You got it.

QUESTION:

Richard Close: And then as a follow up on the GPO side, I think you mentioned improvements in staffing at the health system level was a headwind for you guys. Can you just go into that a little bit more, maybe the magnitude?

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ANSWER:

Craig S. McKasson: Yes. Maybe reframe your question of the staffing for what now?

QUESTION:

Richard Close: I thought you had mentioned the category of staffing?

ANSWER:

Craig S. McKasson: Yes. I’m sorry, Richard. This is Craig. I apologize. We have continued to see and I think you are aware of this, during the pandemic, with the labor shortages, there was a tremendous increase in temporary staffing. So we have a temporary staffing GPO relationship. We saw substantial growth a year ago in that temporary staffing contract. Over time, health systems have begun to focus on how to reduce their dependency on those temporary staffing and we’ve seen more normalization of that staffing category in our GPO and so that has been pulling down the level of performance on a year-over-year basis, because they’re not utilizing that contract at the pace and rate that they were in the prior year.

QUESTION:

Richard Close: So, would there be further deterioration or have we like bottomed out there?

ANSWER:

Michael J. Alkire: I think it’s pretty hard to say. I would say that we’re probably pretty close to the bottom. But there’s still a ways to go. There are still excess costs associated with traveling, temporary labor in some of our markets and I will tell you, I think a lot of those health systems are looking at strategies to continue to get more full time resources and to support their patients.

Craig S. McKasson: Yes. I think it’s important to note temporary staffing is still an important part of how a healthcare provider manages their labor. It just got to a point that the cost was extremely high. They couldn’t justify it. Some of them began to look at ways to insource aspects of that capability and are still figuring out the right way to manage through the temporary staffing agencies. So those agencies provide an important valuable service. It’s just not sustainable at the levels it was when there was extreme labor shortages and challenges and the rate hikes that they were able to get over a period of time.

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QUESTION:

Richard Close: Yes. Thank you.

OPERATOR: The next question comes from Jessica Tassan with Piper Sandler. Please go ahead.

QUESTION:

Jessica Tassan: Hi. Thank you so much for taking the question. Can you just talk a little bit about the product mix within the products revenue business? So, is the vast majority still PPE? And then just what is the long-term target mix of differentiated products versus PPE and then the current versus long-term margin for that business?

ANSWER:

Craig S. McKasson: Sure, Jessica. This is Craig. I’ll start and then Mike can clarify or add any color. The vast majority of the products in our direct sourcing portfolio today are commodity products. That is where we started, in the key areas of gloves, gowns, masks, things of that nature. We have continued to expand the product portfolio over time and in some cases have gone further up, I’ll say, the clinical chain a bit when you think about things like surgeons’ gloves and IV catheters and different types of product categories that you’ve heard us talk about, but the vast majority does continue to be commodity products. I think longer term, we will continue to think about the right product mix and we’ll look to, where appropriate, source more products that are more clinical in nature to the extent that there is a market that makes sense and we can reduce cost and bring transparency to what’s happening from a product perspective in those areas. Longer term, I think that market lends itself and will continue to lend itself to having a majority of the products being commodity in nature. And the second part of your question, from a standpoint of expected margins, we’ve always talked about that being sort of a low single-digit margin business. More clinical products do have a higher margin, which helps you to actually improve that but it’s not that that is anticipated to become a high single-digit or double-digit type margin business overall, because of the prevalence of commodity products that we will continue to expect to contract manufacture and source.

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Michael J. Alkire: Yes. The only other variable that we consider is the healthiness of a market within a category. So, if we’ve got categories that, you know, you have a single player or maybe a couple of players that there’s not a lot of competitive friction, you will see us go into those markets. I think definitionally those are also higher margin areas just because of the way that market plays out.

QUESTION:

Jessica Tassan: Okay. That’s really helpful – that’s very helpful. And then just my quick follow-up would be, assuming it closes, what might be the impact of Kaiser’s purchase of Geisinger? Is there a kind of a general rule for this and other consolidation activity, like you recently renegotiated GPO contracts remain intact until they expire, or are all kind of GPO contracts severed when deals close? Thanks.

ANSWER:

Michael J. Alkire: Let me hit the macro question first and then I think Craig has a comment. So at a high level, from a macro standpoint, yes, I think we’re going to continue to see consolidation across the industry. We’ve talked about it in the past. Health systems are looking for additional scale to obviously absorb some of the costs associated with providing the services to their communities. I also think that you’re seeing a significant movement to other revenue generating areas. For example, health plans and getting more on the payment side of the business as well. So, I think you’re going to see healthcare system consolidation on both those fronts in the future as they continue to again, try to really create as much revenue as possible for the fixed costs that they have.

Craig S. McKasson: Yes. And I think just a little more specificity relative to Kaiser and Geisinger specifically. They don’t participate with us in our supply chain business. So that merger itself does not have an implication on our supply chain business today. Relative to your question around the contracts, the way that our GPO contracts work is that to the extent that there is a change of control on the health system side with a member that is not part of Premier, what it provides for is an ability to terminate the agreement with 12 months’ notice. So, it’s not cancelled immediately but they do have the ability to go through a change of control process with 12

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months’ notice if there are two systems coming together, one of which is Premier and one of which is not. In the event that two Premier systems are merging together, it actually does not trigger that change of control provision so their contract would remain intact. Then it just becomes a question of market dynamics and what are they going to consider doing by virtue of coming together and what they’re looking to accomplish.

Michael J. Alkire: And Craig and I have mentioned this in the past. I would be remiss if I didn’t say when a health system that’s part of us and a health system that’s not part of us come together, we’ve been very, very successful in retaining or winning that additional business. So, we do think our overall value proposition is differentiated in the market.

QUESTION:

Jessica Tassan: Thank you so much.

OPERATOR: The next question comes from Jack Wallace with Guggenheim Securities. Please go ahead.

QUESTION:

Jack Wallace: Thanks for taking the question. I’ve got a more philosophical question for you, particularly in the core Performance Services business. You have the consulting business, you have the technology business, but you’re calling out your pressures with your member customers, particularly in labor. We’ve seen a couple of other business models that sell technology solutions across different areas of the hospital system that also incorporate an outsourced labor component. Is an outsourced labor component something you would consider for that business? Does it make sense and would that help reaccelerate your growth or provide a kind of a more visible and stable deal pipeline?

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ANSWER:

Michael J. Alkire: Thank you. It’s a great question. So we are in fact exploring those opportunities as we speak. We have a whole business that’s basically, we call it co-management in the supply chain business, where we go in and we provide leadership to supply chain departments or will basically co-manage the entire department and then be held accountable, this very, very specific result from a supply expense per adjusted discharge or operating costs or other models. So, that is something that we’ve got a pretty strong legacy doing and we are continuing to see opportunities in that market. We also have capabilities and have launched capabilities to basically co-manage various parts of the technology that our healthcare systems utilize to run their health systems. And so we’ve got a couple of those deals that are either sold to be delivered or in process. Just as a reminder, we did create a company called LONG 80 where we actually can do more co-management leveraging, what we think are some incredibly strong processes and some lower labor costs. So we’re going to continue to look at that as an incredibly important area, to help an important capability, to help our healthcare systems control costs.

QUESTION:

Jack Wallace: Great. Thank you. That’s helpful. And then, on the GPO comments around the fee share pressure. I guess outside of consolidation, are you seeing these conversations pop up more with the customers that are not also Performance Services customers or is this pretty much across the board? Thank you.

ANSWER:

Michael J. Alkire: I would say, it’s pretty much across the board. I’m trying to think, but yes, I think just in general, it’s pretty much across the board.

QUESTION:

Jack Wallace: Appreciate it. Thank you.

ANSWER:

Michael J. Alkire: Thank you.

OPERATOR: The next question comes from A.J. Rice with Credit Suisse. Please go ahead.

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QUESTION:

A.J. Rice: Hi everybody. Just to maybe go back to the GPO question. I think you called out mid-single digit increase in your non-acute GPO business, but you left your overall GPO guidance unchanged. I know on the acute side, I guess that’s where you’re reflecting the changes in the normalization of demand and pricing for PPE products that you’ve highlighted. But you also talked about utilization being strong in Florida and Texas being less strong in the upper Midwest. If you isolate what’s going on with the PPE, what is happening when you look at the overall of the acute side GPO? Is it flattish or is it up? Is it down?

ANSWER:

Craig S. McKasson: Yes, for the quarter itself, the acute was flat to slightly declining in terms of the third quarter performance.

QUESTION:

A.J. Rice: Normalizing for the PPE?

ANSWER:

Craig S. McKasson: Incorporating the implications of PPE, which are affecting pricing and demand, not just in direct sourcing, but we have GPO contracts for those products as well. So, I talked about the fact that food was a tailwind to our GPO performance, very strong growth across both acute and non-acute, but that was mitigated by the categories that I referenced in my prepared remarks. So, when we look at diagnostics, when we look at PPE, when we look at the staffing that was asked about earlier, all those things are normalizing down from where they were 12, 24 months ago during the pandemic. You’re not seeing the testing. You’re not seeing the use of the supplies and you’re not seeing the staffing. And so that is putting pressure more proportionately on the acute care part of the GPO because that’s where a lot of those were actually taking place.

QUESTION:

A.J. Rice: Okay. And then on the capital deployment, I don’t know if there’s much to update there, but obviously you continue to call out targeted acquisitions and investments to support strategic goals. Any new things that you’re looking at, things maybe relative to the pipeline, how that looks? And then I guess you did tweak down capex very modestly $5 million, but is that anything there to note?

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ANSWER:

Craig S. McKasson: Yes, so on the capex, nothing to note. We’re just continuing, and noted in the commentary overall that some of that is the timing of when we do purchases and development. But overall we’re going to continue to be focused on being good stewards of that and manage our capital expenditures as efficiently as we can. But nothing specific to note on that side. Relative to capital deployment overall, I would say no change to our philosophy in terms of balancing where appropriate M&A. We have done the acquisition this year, the TRPN acquisition, that we continue to integrate and then our focus has been de-levering the credit facility that we did take up in order to facilitate that transaction. We have our ongoing quarterly dividend. From a pipeline standpoint, there are assets we do continue to look at. We continue to be focused on the supply chain, on how to technology enable, and look for solutions to help capture additional and more spend for providers particularly in the Continuum of Care as we move forward. And so we’ll continue to look for opportunities to do that.

On the Performance Services side of the business, it is primarily focused on those growth businesses. So, in life sciences, to the extent that there are things that are going to help us with data analytics and capabilities to help providers and life science companies with their analytics around the efficacy of products, and the ability to source and identify patients for clinical trials. We’re continuing to advance strategically around the payer market with our clinical decision support capabilities, and so things that can help enhance that automation of prior authorization that we think is going to continue to be a significant development in the future.

And then Contigo Health, which we’ve talked about, we think there continue to be opportunities around enhancing the network that we’ve acquired and the capabilities to credential and things of that nature are areas of focus that we’ll continue to take a look at. So, we will continue to look for opportunities to deploy capital to further differentiate our capabilities. We will balance that with the dividend that we have in place and continue to have discussions with the Board of Directors about when it may be appropriate to implement an additional share repurchase authorization, which we do not have in place right now, but we’ll continue to evaluate that with the Board on a go-forward basis.

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QUESTION:

A.J. Rice: Okay. Great. Thanks a lot.

OPERATOR: The next question comes from Dolph Warburton on behalf of Eric Percher with Nephron. Please go ahead.

QUESTION:

Dolph Warburton: Hi. Thank you for taking our question. Just a quick question on the restructuring charges that are included within the adjusted EBITDA results for each segment. Is there a way to size the impact and the duration that these restructuring charges are going to have going forward? Are we past them now? Just want to get some color on what you expect on EBITDA in next few quarters. Thank you.

ANSWER:

Craig S. McKasson: Yes. Thanks, Dolph. This is Craig. So, first of all, yes, all of the restructuring charges took place and were implemented in the third quarter when we effected that transaction. So, it was approximately $8 million of one-time costs across the two segments. I don’t have the specific breakout among the various parts of the business at the tip of my fingers, but in total, it was a one-time charge that we had to bear the burden of in Q3 and I think, as you’re aware, we did not adjust that out of our performance. So we are absorbing that in our financial performance, our guidance for adjusted EBITDA that we’ve established.

QUESTION:

Dolph Warburton: Okay. Thank you for reminding me of that. I appreciate it.

OPERATOR: The last question will come from Stephanie Davis with SVB Inc. Please go ahead.

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QUESTION:

Stephanie Davis: Hey, guys, thanks for introducing me in. A lot of folks have asked about the macro, but Mike, Craig, you’ve both been at Premier for at least one economic cycle. Could you share if you saw anything like ordering and fee share pressure in the last recession and thinking about the lessons learned from 2009 and beyond, how long did it take to rewrite the ship and see some pressure decrease?

ANSWER:

Michael J. Alkire: Yes. This is Mike. First of all, I think recoveries are different based on some, to your point, some of the micro trends as well. I will tell you what’s very unique about what’s facing the health systems today is just the labor issues that they’re dealing with. First of all, some of the costs associated with it, but then also just access to the labor. I will tell you, we have seen and we continue to hear healthcare systems in some parts of the country struggling to provide the level of services that they want to provide as a result of that. So, I just think it’s we’ve got just from an industry standpoint, there’s a headwind here. We’ve got an aging population that I think should be a tailwind. And so, it depends how that all plays out. We have enough resources actually to provide that care and when does that really provide the impetus for growth again.

Craig S. McKasson: Yes. And the only color I would add to that is that I do think this cycle we’re in now is unique and different from previous, I’ll say, recessionary periods. I know in the number of healthcare executives I’ve talked to for the reasons Mike just articulated, but it’s said that in 20 years, 30 years of leading healthcare systems, this is the worst dynamic that they have operated under in their entire careers. I think you have the whole supply chain disruption of the pandemic and then the recessionary implications that are affecting labor and all those other dynamics. And so it is a perfect storm in terms of the pressure that it is putting on these healthcare systems to survive. Coupling that with rising interest rates, which is creating cost of capital issues for them and things of that nature. And so just those dynamics, Stephanie, are different than being able to just rely on kind of historical, episodic recessions because typically, I would say in the past, health systems were a bit more, I don’t want to say recession proof, but people needed care, they went and got it and they sort of managed through it. It might have affected their margin profile as they were going through it. But I think there are just more significant levers that are affecting their ability to perform through this cycle, given all of the things that are hitting them.

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QUESTION:

Stephanie Davis: Well, maybe let’s try putting this a little bit of a different way, because we have seen some of the labor challenges, whether they’re still there, have still ease a little bit. Is the read through for Premier that your business model will see improvement with a lag? Or is there anything else to think about in how your contracts are structured that could expose you more to inflation or other macro or this COVID inventory issue?

ANSWER:

Michael J. Alkire: Well, it’s interesting. This is the reason that we have been so passionate around technology enablement in everything we do. We believe, obviously, the Remitra capability can extend resources and extend peoples’ capability by automating e-payables and e-invoicing. We believe that our natural language processing machine learning capability and doing things around prior authorization from a technological standpoint reduces the amount of labor required, to do the reviews, the chart reviews and those kinds of things from a prior authorization standpoint, same with documentation and coding. So that is the reason we are so passionate about the technology, Stephanie, is we want to be the driver behind this change regardless as whether or not these labor issues get resolved or not.

QUESTION:

Stephanie Davis: Helpful. Thank you.

ANSWER:

Thank you.

OPERATOR: This concludes our question-and-answer session and Premier’s fiscal 2023 third quarter earnings conference call. Thank you for attending today’s presentation. You may now disconnect.

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